EXHIBIT 21

                           Subsidiaries of the Company

International Building Technologies, Inc., a Nevada corporation *

International Building Technologies Co., Ltd., a Hong Kong corporation**

Scottsdale Diecast, Inc., a Nevada corporation (inactive)

Quadriga MotorSports, Inc., a Nevada corporation (inactive)

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*    An 80% owned subsidiary of the Company.
**   Owned  100%  by  International  Building   Technologies,   Inc.,  a  Nevada
     corporation.